EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME RESPONDS TO LAWSUIT FROM SESSA CAPITAL
DALLAS, Feb. 3, 2016 /PRNewswire/ -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) has been informed today of a lawsuit filed by Sessa Capital (“Sessa”) against the Company and its directors. The Company disputes the allegations in the complaint and will vigorously defend against the lawsuit. The Company issued the following statement in response:
We believe this lawsuit is without merit and yet another distracting tactic by one shareholder to prioritize its own short-term interests. Sessa launched its campaign after the Company had already announced a strategic review process focused on determining the best path to maximize shareholder value. In contrast, we believe based on our limited interactions that Sessa is only interested in seeking an immediate sale of the Company, regardless of whether it is in the best interest of all shareholders or is the best long-term solution.
The Company and its Board have been and remain fully committed to maximizing long-term shareholder value. As previously announced, the Company is currently conducting a thorough strategic review process, which may include a sale. Sessa should let the Board perform its fiduciary duty, rather than wasting time and resources on meritless claims.

Ashford Prime would also like to correct some of the most egregious misrepresentations in this complaint:

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The magnitude of the termination fee that Sessa is complaining about remains unchanged since the time of Ashford Prime’s spin-off from Ashford Hospitality Trust, affording all shareholders ownership in the advisor – the potential recipient of the termination fee.

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Sessa has long been aware of the terms of the Company’s advisory agreement and was fully aware of the termination fee’s existence after it was already in place. Sessa increased its investment in the Company after the Company enacted the amendments to the advisory agreement that it is now criticizing.

Further, Sessa has never meaningfully engaged with the Company.  The Company on numerous occasions offered Sessa opportunities to discuss its questions and ideas. However it is our belief based on our limited interactions with Sessa that since day one Sessa has planned to pursue a disruptive proxy contest and litigation to pressure the Company into a quick sale.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.
Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel and Deutsche Bank Securities Inc. as financial advisor on this matter.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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